N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Don Nathan
	Vice President	Senior Vice President		Senior Vice President
	952-936-7216	952-936-7214		952-936-1885

(For Immediate Release)
UNITEDHEALTH GROUP REPORTS THIRD QUARTER RESULTS

•	Revenues of $25.3 Billion Increased 7% Year-Over-Year

•	Optum Revenues Increased 22% Year-Over-Year

•	UnitedHealthcare Grew to Serve 220,000 Additional People in the Third Quarter and
More Than 1.4 Million People Year-to-Date

MINNEAPOLIS (October 18, 2011) - UnitedHealth Group (NYSE: UNH) today reported third quarter results, highlighted by strong enrollment growth in each of UnitedHealthcare's benefits businesses and strong revenue growth at all Optum business units. Third quarter 2011 net earnings were $1.17 per share, with strong performance on all key financial and operational measures.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “We are generating consistent, strong growth by delivering increased value to health care benefits and health care services customers through practical innovation, useful technologies and responsive and compassionate service.”

The Company now forecasts 2011 revenues to exceed $101 billion, net earnings in the range of $4.40 to $4.45 per share and cash flows from operations of approximately $6.2 billion. Each of these has been increased from the previous outlook.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2011	2010	2011
Revenues	$25.3 billion	$23.7 billion	$25.2 billion
Earnings From Operations	$2.1 billion	$2.1 billion	$2.1 billion
Net Margin	5.0%	5.4%	5.0%

•	UnitedHealth Group's consolidated third quarter 2011 revenues of $25.3 billion increased $1.6 billion or 7 percent year-over-year.

•	Third quarter earnings from operations were $2.1 billion and net earnings were $1.3 billion or $1.17 per share, an increase of 3 cents per share from third quarter 2010 results.

•	Year-to-date 2011 adjusted operating cash flows[1] increased $210 million year-over-year to $5 billion; third quarter 2011 adjusted cash flows from operations[1] were $2.6 billion.

•
Third quarter days sales outstanding in accounts receivable of eight days was stable year-over-year. Third quarter 2011 days claims payable decreased two days year-over-year to 47 days at September 30, 2011, due to continued acceleration in the timing of claims receipts.

•	UnitedHealth Group's quarter-end debt to debt-plus-equity ratio of 30 percent was consistent year-over-year. Year-to-date, annualized return on equity was 19.2 percent.

•
UnitedHealth Group repurchased nearly 18 million shares for $839 million in the third quarter, bringing year-to-date repurchase activity to 46 million shares for $2.1 billion. UnitedHealth Group paid $172 million in dividends in the third quarter of 2011, an increase of 24 percent year-over-year.

•
During the third quarter UnitedHealth Group was honored to be selected by the Product Development and Management Association (PDMA) as co-winner of the 2011 Outstanding Corporate Innovator Award. In its 24th year, this award is the only honor bestowed upon companies that achieve sustained (five or more years) quantifiable business results from the innovation of new products and services. Past winners have included Apple Computer, BMW Group AG and Pepsi-Cola Company.

_________________________
1Adjusted numbers are non-GAAP financial measures. GAAP cash flows from operations of $7.383 billion and $4.964 billion for the nine month and three month periods ended September 30, 2011 included a $2.341 billion monthly premium payment from the Centers for Medicare and Medicaid (CMS) for the month of October 2011 which was received early. Cash flows from operations have been adjusted to report all CMS payments in the quarter to which they relate.

UnitedHealth Group - Continued

•
The third quarter 2011 medical care ratio of 80.7 percent increased 60 basis points year-over-year. Favorable reserve development of $200 million in third quarter 2011 included $90 million from prior years as compared to $230 million in the third quarter of 2010, $80 million of which related to prior years. Medical cost trends continue to be driven principally by unit cost increases.

•
The third quarter operating cost ratio of 15.4 percent increased 40 basis points year-over-year due to an increased mix of Optum and UnitedHealthcare fee-based services revenues, partially offset by productivity advances across the Company. The UnitedHealthcare operating cost ratio decreased slightly year-over-year as improving efficiency and overall operating cost management more than offset a year-over-year increase in spending ahead of the accelerated annual Medicare enrollment period.

•	The third quarter 2011 tax rate decreased 250 basis points year-over-year to 34.5 percent due to the favorable resolution of various historical tax matters, as expected.

•
The Company's full year 2011 net earnings outlook includes an estimate of an assessment for its pro rata share of costs for the potential insolvency of an unaffiliated long-term insurance carrier. No court decision has been rendered in the matter as yet.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals, delivers health and well-being benefits to Medicare beneficiaries and retirees, and manages health care benefit programs on behalf of state Medicaid and community programs and their participants.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2011	2010	2011
Revenues	$23.6 billion	$22.3 billion	$23.7 billion
Earnings From Operations	$1.8 billion	$1.8 billion	$1.8 billion
Operating Margin	7.4%	8.2%	7.4%

•
Third quarter 2011 UnitedHealthcare revenues of $23.6 billion increased $1.4 billion or 6 percent year-over-year. Revenue growth was driven by an increase of 1.7 million people served with medical benefit products in the past year, including 220,000 people in the third quarter of 2011. Participation increased in every key product category in the third quarter, year-to-date and year-over-year.

•
Third quarter 2011 earnings from operations for UnitedHealthcare of $1.8 billion decreased $85 million year-over-year. Third quarter's operating margin of 7.4 percent was stable with second quarter 2011 and declined 80 basis points year-over-year, as expected, due to the initiation of premium rebate obligations in 2011 and low premium rate increases in state Medicaid programs managed by UnitedHealthcare's Community & State business.

UnitedHealthcare Business Results - Continued

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual third quarter 2011 revenues of $11.4 billion grew $628 million or 6 percent over third quarter 2010 results. Over the past year, fee-based offerings grew to serve 885,000 more people and risk-based products served an additional 215,000, bringing total growth to 1.1 million people. The business grew to serve 100,000 more people in third quarter 2011, with growth divided equally between risk-based and fee-based benefit products.

•
UnitedHealthcare's commercial medical care ratio increased 110 basis points year-over-year to 81.6 percent. The increase reflects the impact of premium rebate obligations, a modest increase in utilization trends in outpatient and physician office care settings, and a reduced level of favorable reserve development, partially offset by cost containment efforts across the business.

UnitedHealthcare Medicare & Retirement

•
Third quarter Medicare & Retirement revenues of $8.8 billion grew $446 million or 5 percent year-over-year and included enrollment growth across the Medicare Advantage, Medicare Supplement and Part D prescription drug programs.

◦
In Medicare Advantage, UnitedHealthcare brought services to 155,000 more people in the past year, an 8 percent increase, including growth of 30,000 seniors and other beneficiaries in the third quarter.

◦
Growth in active Medicare Supplement products continued, with the number of people served increasing by 145,000 or 5 percent in the past 12 months, including 35,000 people in the third quarter of 2011.

◦
At September 30, 2011, 4.8 million seniors and other beneficiaries participated in the Company's stand-alone Part D prescription drug plans, representing increases of 305,000 people over the past 12 months and 50,000 people during the third quarter of 2011.

UnitedHealthcare Community & State

•
Third quarter Community & State revenues of $3.5 billion increased $286 million or 9 percent year-over-year. During the past 12 months, the Company expanded its Medicaid services to 250,000 more participants, including 55,000 people in the third quarter.

•
During the third quarter Louisiana chose to include UnitedHealthcare Community & State as part of a new statewide Medicaid managed care program beginning in 2012 and Texas awarded Community & State a significant market expansion for 2012.

Optum is an information and technology-enabled health services business serving the broad health care marketplace, including payers, care providers, employers, life sciences companies and consumers. By helping connect and align health system participants and providing them actionable information at the points of decision-making, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance. Optum is organized in three segments:
•OptumHealth focuses on health management and wellness, clinical services and financial services;
•OptumInsight delivers technology, intelligence, consulting and business outsourcing solutions; and
•OptumRx specializes in pharmacy services.

The breadth of this portfolio allows Optum to impact key activities that help enable better integrated, more sustainable health care.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2011	2010	2011
Total Revenues	$7.2 billion	$5.9 billion	$7.0 billion
Earnings From Operations	$320 million	$310 million	$340 million
Operating Margin	4.4%	5.2%	4.8%

•	Total Optum revenues for the third quarter of 2011 of $7.2 billion increased $1.3 billion or 22 percent year-over-year, driven by organic growth and contributions from recent acquisitions.

•
Optum's third quarter earnings from operations of $320 million increased $10 million or 3 percent year-over-year. Growth in revenues was offset by a reduction in operating margins to 4.4 percent due to changes in business mix and internal business and service realignments.

Optum Business Results - Continued

OptumHealth

•
OptumHealth third quarter 2011 revenues of $1.7 billion increased $577 million or 50 percent year-over-year. The revenue increase was driven by market expansions in services for payers and the military and clinical care services and strong organic growth in consumer and population health management offerings.

•
OptumHealth third quarter 2011 earnings from operations of $115 million increased by 12 percent or $12 million year-over-year, while the operating margin decreased 230 basis points to 6.7 percent. The operating margin reduction reflects the mix effect of growth and expansion in newer businesses in population health management and clinical services, as well as the impact of internal business and service realignments.

•
OptumHealth Financial Services continued to experience strong growth. At September 30, 2011, assets under management grew 28 percent year-over-year to nearly $1.4 billion, as total bank assets reached $1.8 billion. OptumHealth Financial Services grew the electronic transmission of medical payments over its connectivity network by 25 percent year-over-year to nearly $14 billion in the quarter.

OptumInsight

•
OptumInsight third quarter 2011 revenues of $625 million increased $33 million or 6 percent year-over-year. The divestiture of the clinical trials services business reduced the third quarter revenue growth rate by 15 percentage points.

•
Third quarter sales bookings, adjusted to reflect the divestiture of the clinical trial services business, increased 32 percent year-over-year, driven by strength in clinical, analytical and connectivity technologies and services for the health care provider market. The OptumInsight contract revenue backlog, as adjusted, increased 22 percent year-over-year to $3.3 billion.

•
OptumInsight's third quarter 2011 earnings from operations of $91 million increased 30 percent year-over-year. The nearly 3 percentage point improvement in third quarter operating margin to 14.6 percent was driven by an improved mix of higher margin services.

OptumRx

•
OptumRx third quarter revenues of $4.9 billion grew 17 percent or $706 million year-over-year, driven by growth in people served and increased prescription volumes, including higher revenue specialty drug prescriptions.

•
OptumRx earnings from operations of $114 million decreased $23 million year-over-year. As expected, investments to support growth initiatives and the in-sourcing of UnitedHealthcare commercial pharmacy benefits offset the earnings contribution from higher revenues and greater use of generic medications. The generic usage rate reached nearly 76 percent of total volume in third quarter 2011, an increase of 3 percentage points year-over-year.

•
OptumRx is preparing to transition UnitedHealthcare commercial business from an unaffiliated service provider. The transition is expected to add more than 12 million commercial members to OptumRx on a staged basis in 2013.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through November 1, 2011, following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 11910262. This earnings release and the Form 8-K dated October 18, 2011 may also be accessed from the Investors page of the Company's Web site.

Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; potential reductions in revenue received from Medicare and Medicaid programs; failure to comply with restrictions on patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the performance of our investment portfolio; possible impairment of the value of our intangible assets in connection with dispositions or if future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in UnitedHealth Group's reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended September 30, 2011

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues
Premiums	$22,806	$21,467	$68,622	$63,720
Services	1,637	1,469	4,891	4,246
Products	667	596	1,921	1,701
Investment and other income	170	136	512	458
Total revenues	25,280	23,668	75,946	70,125
Operating Costs
Medical costs	18,408	17,192	55,711	51,583
Operating costs	3,899	3,548	11,249	10,183
Cost of products sold	609	536	1,762	1,553
Depreciation and amortization	294	247	834	744
Total operating costs	23,210	21,523	69,556	64,063
Earnings from Operations	2,070	2,145	6,390	6,062
Interest expense	(129)	(119)	(366)	(363)
Earnings Before Income Taxes	1,941	2,026	6,024	5,699
Provision for income taxes	(670)	(749)	(2,140)	(2,108)
Net Earnings	$1,271	$1,277	$3,884	$3,591
Diluted Net Earnings Per Common Share	$1.17	$1.14	$3.56	$3.15
Diluted weighted-average common shares outstanding	1,083	1,124	1,091	1,139

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	September 30,	December 31,
	2011	2010
Assets
Cash and short-term investments	$16,377	$11,195
Accounts receivable, net	2,234	2,061
Other current assets	5,897	5,137
Total current assets	24,508	18,393
Long-term investments	15,398	14,707
Other long-term assets	31,004	29,963
Total assets	$70,910	$63,063
Liabilities and Shareholders' Equity
Medical costs payable	$9,448	$9,220
Commercial paper and current maturities of long-term debt	2,364	2,480
Other current liabilities	16,806	12,000
Total current liabilities	28,618	23,700
Long-term debt, less current maturities	9,555	8,662
Future policy benefits	2,443	2,361
Deferred income taxes and other liabilities	2,422	2,515
Shareholders' equity	27,872	25,825
Total liabilities and shareholders' equity	$70,910	$63,063

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating Activities
Net earnings	$3,884	$3,591
Noncash items:
Depreciation and amortization	834	744
Deferred income taxes and other	(168)	21
Share-based compensation	316	250
Net changes in operating assets and liabilities	2,517	226
Cash flows from operating activities	7,383	4,832
Investing Activities
Cash paid for acquisitions, net of cash assumed	(1,478)	(2,072)
Cash received from dispositions	385	—
Purchases of property, equipment and capitalized software, net	(806)	(548)
Net purchases and maturities of investments	(1,024)	(1,014)
Cash flows used for investing activities	(2,923)	(3,634)
Financing Activities
Common stock repurchases	(2,094)	(1,892)
Customer funds administered	1,656	1,014
Dividends paid	(481)	(313)
Net change in commercial paper and long-term debt	612	(202)
Other, net	403	(28)
Cash flows from (used for) financing activities	96	(1,421)
Increase (decrease) in cash and cash equivalents	4,556	(223)
Cash and cash equivalents, beginning of period	9,123	9,800
Cash and cash equivalents, end of period	$13,679	$9,577

UNITEDHEALTH GROUP
SEGMENT FINANCIAL INFORMATION (a)
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
UnitedHealthcare (b)	$23,643	$22,283	$71,170	$66,205
OptumHealth	1,723	1,146	4,900	3,390
OptumInsight	625	592	1,954	1,626
OptumRx	4,874	4,168	14,194	12,452
Total Optum	7,222	5,906	21,048	17,468
Eliminations	(5,585)	(4,521)	(16,272)	(13,548)
Total consolidated revenues	$25,280	$23,668	$75,946	$70,125
Earnings from Operations
UnitedHealthcare	$1,750	$1,835	$5,408	$5,091
OptumHealth	115	103	359	388
OptumInsight	91	70	261	183
OptumRx	114	137	362	400
Total Optum	320	310	982	971
Total consolidated earnings from operations	$2,070	$2,145	$6,390	$6,062
Operating Margin
UnitedHealthcare	7.4%	8.2%	7.6%	7.7%
OptumHealth	6.7	9.0	7.3	11.4
OptumInsight	14.6	11.8	13.4	11.3
OptumRx	2.3	3.3	2.6	3.2
Total Optum	4.4%	5.2%	4.7%	5.6%
Consolidated operating margin	8.2%	9.1%	8.4%	8.6%

(a)
In 2011 the Company realigned certain of its businesses to respond to market changes and opportunities that are emerging as the health system evolves. The most significant change was the transfer of OptumHealth Specialty Benefits business from OptumHealth to UnitedHealthcare Employer & Individual. Our reportable segments remain the same and we have revised our segment information for prior periods to conform to the 2011 presentation.

(b)
Revenues for the three and nine months ended September 30, 2011 were $11,379 and $33,828 for UnitedHealthcare Employer & Individual; $8,797 and $27,224 for UnitedHealthcare Medicare & Retirement; and $3,467 and $10,118 for UnitedHealthcare Community & State, respectively. Revenues for the three and nine months ended September 30, 2010 were $10,751 and $31,635 for UnitedHealthcare Employer & Individual; $8,351 and $25,743 for UnitedHealthcare Medicare & Retirement; and $3,181 and $8,827 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

	September 30,	June 30,	December 31,	September 30,	December 31,
People Served	2011	2011	2010	2010	2009
Commercial risk-based	9,545	9,495	9,405	9,330	9,415
Commercial fee-based	16,255	16,205	15,405	15,370	15,210
Total Commercial	25,800	25,700	24,810	24,700	24,625
Medicare Advantage	2,215	2,185	2,070	2,060	1,790
Medicaid	3,485	3,430	3,320	3,235	2,900
Medicare Supplement	2,895	2,860	2,770	2,750	2,680
Total Public and Senior (a)	8,595	8,475	8,160	8,045	7,370
Total UnitedHealthcare - Medical	34,395	34,175	32,970	32,745	31,995
Supplemental Data
Medicare Part D stand-alone	4,830	4,780	4,530	4,525	4,300

(a)	Excludes pre-standardized Medicare Supplement and other AARP products.

Note:
UnitedHealth Group served 78.1 million individuals across all businesses at September 30, 2011, 77.1 million at June 30, 2011, 75.4 million at December 31, 2010, 75.1 million at September 30, 2010, and 70.3 million at December 31, 2009.

Total Part D prescription drug plan membership was 7.0 million at September 30, 2011, 6.9 million at June 30, 2011, 6.5 million at December 31, 2010, 6.5 million at September 30, 2010, and 5.9 million at December 31, 2009.